Marathon Oil Announces 2023 Capital Budget and Reports Fourth Quarter and Full Year 2022 Results
Returned $3 Billion of Capital to Shareholders in 2022

HOUSTON, Feb. 15, 2023 - Marathon Oil Corporation (NYSE: MRO) reported full year 2022 net income of $3,612 million, or $5.26 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Adjusted net income was $3,078 million, or $4.48 per diluted share. Net operating cash flow was $5,428 million, or $5,410 million before changes in working capital (adjusted CFO). Free cash flow was $3,978 million, or $3,947 million before changes in working capital and including Equatorial Guinea (E.G.) distributions (adjusted FCF).

Marathon Oil reported fourth quarter 2022 net income of $525 million, or $0.82 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Adjusted net income was $563 million, or $0.88 per diluted share. Net operating cash flow was $1,127 million, and adjusted CFO was $1,104 million. Free cash flow was $794 million, and adjusted FCF was $763 million.

Highlights
•Returned 55% of adjusted CFO to shareholders in 2022 (75% of adjusted FCF), significantly exceeding minimum 40% Return of Capital Framework commitment
–Delivered total shareholder returns of $3.0 billion, representing a distribution yield of 17% on current market capitalization, including $338 million during fourth quarter
–Executed $2.8 billion of share repurchases, driving a 15% reduction to outstanding share count, including $280 million during fourth quarter
•Achieved outstanding full year 2022 and fourth quarter financial and operational results
–Reported full year 2022 adjusted FCF of $3,947 million at 27% reinvestment rate; fourth quarter adjusted FCF of $763 million at 31% reinvestment rate
–Reported full year 2022 oil and oil-equivalent production of 169,000 net bopd and 343,000 net boed; fourth quarter oil and oil-equivalent production of 166,000 net bopd and 333,000 net boed
–Increased year-end 2022 proved reserves to 1,338 million barrels of oil equivalent (mmboe), an addition of 232 mmboe, or 21%, in comparison to year-end 2021
•Successfully closed Ensign Natural Resources acquisition during fourth quarter, materially increasing Eagle Ford scale
–Accretive to key financial metrics, Return of Capital Framework, and inventory life with locations that immediately compete for capital
–Cash flow growth from acquisition supports recently announced 11% base dividend increase; seventh increase in last eight quarters
–Integration progressing ahead of schedule with strong initial well performance
•E.G. integrated gas business achieved 2022 equity earnings of $613 million
–Progressing agreements to secure increased exposure to global LNG market in 2024; expected to drive significant improvement to E.G. earnings and cash flow

•2023 capital budget prioritizes FCF generation and meaningful return of capital to shareholders
–Expect $1.9 to $2.0 billion capital program to deliver $2.6 billion of adjusted FCF at reinvestment rate of approximately 40%, assuming $80/bbl WTI, $3.00/MMBtu Henry Hub, and $20/MMBtu TTF
–Expect to return at least 40% of adjusted CFO to shareholders in 2023, equating to minimum shareholder return of $1.8 billion at referenced commodity price assumptions
–Expect total Company maintenance-level oil production of 190,000 net bopd at midpoint of guidance and oil-equivalent production of 395,000 net boed at midpoint of guidance

“2022 marked another year of impressive delivery against every dimension of our Framework for Success,” said chairman, president, and CEO Lee Tillman. “We generated approximately $4 billion of free cash flow and returned $3 billion of capital back to our shareholders. We reduced our outstanding share count by 15% through accretive share repurchases, contributing to significant growth in per-share metrics, and we raised our base dividend three times. With 55% of our adjusted CFO returned to shareholders, our Return of Capital framework remains differentiated among our peers, particularly in an inflationary environment. We materially strengthened our portfolio by enhancing our Eagle Ford scale through the Ensign acquisition, checking every box of our disciplined acquisition criteria, including accretion to key financial metrics, our Return of Capital Framework, and our high-quality inventory life. Most importantly, we achieved these outstanding results while holding true to our core values, keeping our workforce safe, and delivering comprehensive ESG excellence.”

“Looking ahead to 2023 and beyond,” continued Mr. Tillman, “I expect more of the same from our Company. The combination of our high-quality U.S. multi-basin portfolio and unique E.G. integrated gas business with increasing global LNG exposure leaves us well-positioned to deliver financial and operational results that compete not only with the best of our energy peers, but with the very best companies in the S&P 500.”

Return of Capital Overview
Marathon Oil’s percentage of CFO return of capital framework provides clear visibility to shareholder returns, ensuring the shareholder gets the first call on cash flow generation and protecting shareholder distributions from capital inflation. In a $60/bbl WTI or higher price environment, the Company targets returning a minimum of 40% of adjusted CFO to equity investors.

During 2022, Marathon Oil meaningfully exceeded its framework minimum, returning 55% of adjusted CFO (approximately $3.0 billion) to equity holders in the form of base dividends and share repurchases. Marathon Oil executed approximately $2.8 billion of share repurchases during 2022, driving a 15% reduction to outstanding share count and contributing to significant underlying improvement in all per-share metrics. Since Marathon Oil re-initiated its share repurchase program in October 2021, the Company has reduced its outstanding share count by more than 20%.

Following the recent close of the Ensign Eagle Ford acquisition, the Company announced an 11% quarterly base dividend increase to $0.10 per share. The dividend increase is fully supported by incremental cash flow generation capacity from the Ensign acquisition. Marathon Oil has raised its base dividend seven times in the trailing eight quarters, representing a cumulative increase of over 230% since the beginning of 2021, fully consistent with the Company’s commitment to pay a competitive and sustainable base dividend.

For 2023, consistent with its framework, Marathon Oil expects to return at least 40% of adjusted CFO to shareholders, equating to a minimum shareholder return of $1.8 billion, assuming $80/bbl WTI, $3.00/MMBtu Henry Hub, and $20/MMBtu TTF commodity pricing.

2023 Capital Budget and Guidance
Marathon Oil announced a $1.9 to $2.0 billion capital expenditure budget for 2023, fully consistent with the Company’s disciplined capital allocation framework that prioritizes corporate returns and FCF generation.
The 2023 program is expected to deliver $2.6 billion of adjusted FCF at a reinvestment rate of approximately 40%, assuming $80/bbl WTI, $3.00/MMBtu Henry Hub, and $20/MMBtu TTF.

Marathon Oil expects to deliver maintenance-level total Company oil production of 190,000 net bopd at the midpoint of its 2023 guidance range. Total Company oil-equivalent production is expected to be 395,000 net boed at the midpoint of guidance, inclusive of downtime associated with a planned second quarter E.G. turnaround.

During 2023, Marathon Oil plans to average approximately nine rigs and three to four frac crews, excluding joint venture-related activity. The Company expects to run approximately four rigs and two frac crews in the Eagle Ford, including on its newly acquired acreage from Ensign.

Marathon Oil has not assumed any U.S. cash federal income tax payments in its 2023 financial guidance.

4Q22 Operations
UNITED STATES (U.S.): U.S. production averaged 278,000 net barrels of oil equivalent per day (boed) for fourth quarter 2022. Oil production averaged 156,000 net barrels of oil per day (bopd). Winter Storm Elliot negatively affected fourth quarter oil production by approximately 5,000 net bopd, with the impact primarily concentrated in the Bakken. U.S. unit production costs were $6.29 per boe for fourth quarter.

The Company brought a total of 22 gross Company-operated wells to sales during fourth quarter. Marathon Oil’s fourth quarter production in the Eagle Ford averaged 91,000 net boed, including 62,000 net bopd of oil, with 12 gross Company-operated wells to sales. In the Bakken, production averaged 94,000 net boed, including oil production of 59,000 net bopd, with four gross Company-operated wells to sales. Oklahoma production averaged 50,000 net boed, including oil production of 11,000 net bopd. Northern Delaware production averaged 33,000 net boed, including oil production of 20,000 net bopd, with six gross company-operated wells to sales.

ENSIGN NATURAL RESOURCES ACQUISITION: As previously announced, Marathon Oil closed on the acquisition of the Eagle Ford assets of Ensign Natural Resources on Dec. 27, 2022. The acquisition is expected to be immediately and significantly accretive to Marathon Oil’s key financial metrics and Return of Capital Framework; adds more than 600 high-quality undrilled locations, representing an inventory life greater than 15 years; and materially increases Marathon Oil’s Eagle Ford scale. Early integration of the asset is progressing ahead of schedule, and initial well performance is exceeding expectations. Since acquisition close, Marathon Oil has brought nine wells to sales with average 30-day initial production rates delivering top decile oil productivity in the Eagle Ford.

INTERNATIONAL: E.G. production averaged 55,000 net boed for fourth quarter, including 10,000 net bopd of oil. Unit production costs averaged $3.94 per boe. Fourth quarter net income from equity method investees totaled $144 million while total dividends from equity method companies amounted to $136 million.

Corporate Overview
2022 RESERVES: Year-end 2022 proved reserves totaled 1,338 million barrels of oil equivalent (mmboe), an increase of 232 mmboe, or 21%, compared to year-end 2021 proved reserves. 2022 proved reserve additions were primarily attributable to acquisitions, the expansion of proved areas, higher commodity prices, and 5-year plan optimization. Oil and liquids accounted for 48% and 71% of the Company’s year-end 2022 proved reserves, respectively.

BALANCE SHEET AND LIQUIDITY: Marathon Oil ended fourth quarter with total liquidity of $2.4 billion, including $334 million of cash and cash equivalents and available borrowings on the Company’s revolving credit facility that has been extended to 2027.

FOURTH QUARTER ADJUSTMENTS TO NET INCOME: The adjustments to net income for fourth quarter totaled $38 million, primarily due to net losses on asset sales, transaction fees associated with the Ensign acquisition, and other non-core expenses, partially offset by the income impact related to net unrealized gains on derivative instruments.

ESG Excellence
SAFETY: Marathon Oil holds safety as a core value and a key component of its ESG commitment. The Company strives to provide safe, healthy, and secure workplaces by maintaining strong safety performance, as measured by Total Recordable Incident Rate1 (TRIR) for employees and contractors. During 2022, Marathon Oil achieved a TRIR of 0.30. Marathon Oil’s safety performance remains a key element of its executive compensation scorecard, underscoring the Company’s commitment to keeping its employees and contractors safe.

ENVIRONMENTAL: Marathon Oil aims to help meet global oil and gas demand with strong environmental performance by driving significant improvement to both the greenhouse gas (GHG) and methane intensity of its operations, consistent with the trajectory of the Paris Climate Agreement. The Company continues to execute against a combination of near-term (2023), medium-term (2025), and longer-term (2030) goals covering GHG intensity, methane intensity, natural gas capture, and zero routine flaring. The Company’s annual GHG intensity remains a key element of its executive compensation scorecard.

SOCIAL: Marathon Oil is committed to promoting a diverse and inclusive workplace, respecting human rights, and making strategic investments to build healthier, safer, more resilient, and stronger local communities. During 2022, Marathon Oil published its Equal Opportunity and Employment (EEO-1) data and released a new Human Rights Policy to further acknowledge its longstanding commitment to the dignity and rights of all people. Key strategic social investments during 2022 included: ongoing support of Equatorial Guinea’s Bioko Island Malaria Elimination

Project; partnership with the National Fish and Wildlife Foundation on grassland restoration projects in the Bakken; awarding grants to teachers across operating areas through the Unconventional Thinking in Teaching Program; and continued support of the Barbara Bush Houston Literacy Foundation My Home Library Program.

GOVERNANCE: Marathon Oil believes best-in-class governance is foundational to delivering shareholder value. The Company is especially focused on displaying industry leadership in aligning executive compensation with the most critical drivers of shareholder value and on maintaining an independent and diverse board of directors with strong skills and experience. During 2022, Marathon Oil continued to enhance its board of director oversight through its focus on refreshment, independence, and diversity. The Company elected two new board members in 2022. Eight of nine directors are independent, average director tenure remains below the S&P 500 average while maintaining a diverse mix of short and longer-tenured directors, three directors are female (including the lead director), and two directors self-identify as ethnically/racially diverse.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release today, February 15. On Thursday, February 16, at 9:00 a.m. ET, the Company will conduct a question-and-answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.

Media Relations Contact:
Karina Brooks: 713-296-2191

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380
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Footnotes:
1Total recordable incident rate (TRIR) measures combined employee and contractor workforce incidents per 200,000 work hours

About Marathon Oil
Marathon Oil Corporation (NYSE: MRO) is an independent oil and gas exploration and production (E&P) company focused on four of the most competitive resource plays in the U.S. - Eagle Ford, Texas; Bakken, North Dakota; STACK and SCOOP in Oklahoma and Permian in New Mexico and Texas; complemented by a world-class integrated gas business in Equatorial Guinea. The Company’s Framework for Success is founded on a strong balance sheet, ESG excellence and the competitive advantages of a high-quality multi-basin portfolio. For more information, please visit www.marathonoil.com.

Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, net cash provided by operating activities before changes in working capital (adjusted CFO), free cash flow, adjusted free cash flow, capital expenditures (accrued) and reinvestment rate.

Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains or losses on dispositions, impairments of proved and certain unproved properties, goodwill and equity method investments, changes in our valuation allowance, unrealized derivative gains or losses on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.

Our presentation of adjusted CFO is defined as net cash provided by operating activities adjusted for changes in working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Adjusted CFO should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.

Our presentation of free cash flow is a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities and cash additions to property, plant and equipment. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.

Our presentation of adjusted free cash flow is a non-GAAP measure. Adjusted free cash flow before dividend (“adjusted free cash flow”) is defined as adjusted CFO, capital expenditures (accrued), and EG return of capital and other. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Adjusted free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of capital expenditures (accrued) is a non-GAAP measure. Capital expenditures (accrued) is defined as cash additions to property, plant and equipment adjusted for the change in capital accrual and additions to other assets. Management believes this is useful to investors as an indicator of Marathon’s commitment to capital expenditure discipline by eliminating differences caused by the timing of capital accrual and other items. Capital expenditures (accrued) should not be considered in isolation or as an alternative to, or more meaningful than, cash additions to property, plant and equipment as determined in accordance with U.S. GAAP.

Our presentation of reinvestment rate is a non-GAAP measure. The reinvestment rate in the context of adjusted free cash flow is defined as capital expenditures (accrued) divided by adjusted CFO. The reinvestment rate in the context of free cash flow is defined as cash additions to property, plant and equipment divided by net cash provided by operating activities. Management believes the reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor-friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets and allocations, future performance (both absolute and relative), the anticipated benefits of the Ensign acquisition (including accretion to key financial metrics, Return of Capital Framework and inventory); expected adjusted free cash flow, reinvestment rates, returns to investors (including dividends and share repurchases, and the timing thereof), business strategy, capital expenditure guidance, production guidance, rig counts, future E.G. earnings and cash flow, E.G. equity method income guidance, tax assumptions and other statements regarding management’s plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates and global and domestic market conditions; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liabilities or corrective actions resulting from litigation, other proceedings and investigations or alleged violations of law or permits; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; the availability, cost, terms and timing of issuance or execution of, competition for, and challenges to, mineral licenses and leases and governmental and other permits and rights-of-way, and our ability to retain mineral licenses and leases; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; unexpected events that may impact distributions from our equity method investees; changes in our credit ratings; hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; the impacts of supply chain disruptions that began during the COVID-19 pandemic and the resulting inflationary environment; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; our ability to achieve, reach or otherwise meet initiatives, plans, or ambitions with respect to ESG matters; our ability to pay dividends and make share repurchases; our ability to secure increased exposure to the global LNG market in 2024; impacts of the Inflation Reduction Act of 2022; and our assumptions relating thereto; the risk that the Ensign assets do not perform consistent with our expectations, including with respect to future production or drilling inventory; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Consolidated Statements of Income (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(In millions, except per share data)	2022	2022	2021	2022	2021
Revenues and other income:
Revenues from contracts with customers	$1,603	$2,008	$1,732	$7,540	$5,601
Net gain (loss) on commodity derivatives	15	41	15	(114)	(383)
Income from equity method investments	144	190	74	613	253
Net gain (loss) on disposal of assets	(39)	2	(27)	(38)	(19)
Other income	10	6	6	35	15
Total revenues and other income	1,733	2,247	1,800	8,036	5,467
Costs and expenses:
Production	181	193	156	690	534
Shipping, handling and other operating	158	199	189	733	727
Exploration	18	73	27	110	136
Depreciation, depletion and amortization	434	460	516	1,753	2,066
Impairments	3	2	—	7	60
Taxes other than income	103	137	109	484	345
General and administrative	88	79	64	308	291
Total costs and expenses	985	1,143	1,061	4,085	4,159
Income from operations	748	1,104	739	3,951	1,308
Net interest and other	(60)	(52)	(59)	(188)	(188)
Other net periodic benefit credits	2	5	3	16	5
Loss on early extinguishment of debt	—	—	—	—	(121)
Income before income taxes	690	1,057	683	3,779	1,004
Provision for income taxes	165	240	34	167	58
Net income	$525	$817	$649	$3,612	$946
Adjusted Net Income
Net income	$525	$817	$649	$3,612	$946
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	39	(2)	27	38	19
Proved property impairments	3	2	—	7	60
Exploratory dry well costs, unproved property impairments and other	12	62	16	74	71
Pension settlement	2	—	1	2	9
Unrealized (gain) loss on derivative instruments	(22)	(67)	(146)	(18)	(16)
Unrealized (gain) loss on interest rate swaps	—	—	43	27	(14)
Reduction in workforce	—	—	—	—	12
Loss on early extinguishment of debt	—	—	—	—	121
Acquisition transaction costs	18	—	—	18	—
Other	(2)	23	5	46	36
Provision (benefit) for income taxes related to special items (a)	(12)	(3)	(3)	(43)	(3)
Valuation allowance	—	—	—	(685)	—
Adjustments for special items	38	15	(57)	(534)	295
Adjusted net income (b)	$563	$832	$592	$3,078	$1,241
Per diluted share:
Net income	$0.82	$1.22	$0.84	$5.26	$1.20
Adjusted net income (b)	$0.88	$1.24	$0.77	$4.48	$1.57
Weighted average diluted shares	637	672	773	687	788
(a)In 2022, we applied the estimated U.S. and state statutory rate of 22% to our special items. The remaining special items in the year of 2021 pertain to our U.S. operations and did not incur a tax provision/benefit as we maintained a full valuation allowance on our net federal deferred tax assets.
(b)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(Per share)	2022	2022	2021	2022	2021
Adjusted Net Income Per Diluted Share
Net income	$0.82	$1.22	$0.84	$5.26	$1.20
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	0.06	—	0.03	0.06	0.02
Proved property impairments	—	—	—	0.01	0.08
Exploratory dry well costs, unproved property impairments and other	0.02	0.09	0.02	0.11	0.09
Pension settlement	—	—	—	—	0.01
Unrealized (gain) loss on derivative instruments	(0.03)	(0.10)	(0.19)	(0.03)	(0.02)
Unrealized (gain) loss on interest rate swaps	—	—	0.06	0.04	(0.02)
Reduction in workforce	—	—	—	—	0.02
Loss on early extinguishment of debt	—	—	—	—	0.15
Acquisition transaction costs	0.03	—	—	0.03	—
Other	—	0.03	0.01	0.06	0.04
Provision (benefit) for income taxes related to special items	(0.02)	—	—	(0.06)	—
Valuation allowance	—	—	—	(1.00)	—
Adjustments for special items	0.06	0.02	(0.07)	(0.78)	0.37
Adjusted net income per share (a)	$0.88	$1.24	$0.77	$4.48	$1.57
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(In millions)	2022	2022	2021	2022	2021
Segment income
United States	$510	$723	$553	$2,740	$1,277
International	129	181	106	585	317
Not allocated to segments	(114)	(87)	(10)	287	(648)
Net income	$525	$817	$649	$3,612	$946

Net operating cash flow before changes in working capital (Adjusted CFO)
Net cash provided by operating activities	$1,127	$1,556	$1,146	$5,428	$3,239
Changes in working capital	(23)	(116)	(45)	(18)	(25)
Adjusted CFO (a)	$1,104	$1,440	$1,101	$5,410	$3,214

Free cash flow
Net cash provided by operating activities	$1,127	$1,556	$1,146	$5,428	$3,239
Cash additions to property, plant and equipment	(333)	(430)	(274)	(1,450)	(1,046)
Free cash flow	$794	$1,126	$872	$3,978	$2,193

Adjusted free cash flow
Adjusted CFO	$1,104	$1,440	$1,101	$5,410	$3,214
Adjustments:
Capital expenditures (accrued)	(344)	(413)	(251)	(1,480)	(1,032)
EG return of capital and other	3	4	48	17	57
Adjusted free cash flow (a)	$763	$1,031	$898	$3,947	$2,239
Reinvestment rate (a)	31%	29%	22%	27%	32%

Capital expenditures (accrued)
Cash additions to property, plant and equipment	$(333)	$(430)	$(274)	$(1,450)	$(1,046)
Change in capital accrual	(11)	17	23	(30)	14
Capital expenditures (accrued) (a)	$(344)	$(413)	$(251)	$(1,480)	$(1,032)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	2023 Adjusted Free Cash Flow Outlook (a)
(In millions)
Expected adjusted CFO
Net cash provided by operating activities	$4,500
Changes in working capital	—
Expected adjusted CFO (b)	$4,500

Expected adjusted free cash flow
Expected adjusted CFO	$4,500
Adjustments:
Capital expenditures (accrued)	(1,900) - (2,000)
EG return of capital and other	—
Expected adjusted free cash flow (b)	$2,600
Expected reinvestment rate (b)	43%
(a)Based upon an $80/bbl WTI, $3.00/MMbtu Henry Hub and $20/MMbtu TTF price assumption.
(b)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
Net Production	2022	2022	2021	2022	2021
Equivalent Production (mboed)
United States	278	295	304	284	287
International	55	57	49	59	61
Total net production	333	352	353	343	348
Oil Production (mbbld)
United States	156	166	172	159	162
International	10	10	9	10	11
Total net production	166	176	181	169	173

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2022	2022	2021	2022	2021
United States - net sales volumes
Crude oil and condensate (mbbld)	156	166	171	159	161
Eagle Ford	62	61	60	57	58
Bakken	59	75	81	71	74
Oklahoma	10	12	13	12	12
Northern Delaware	20	13	12	14	13
Other United States	5	5	5	5	4
Natural gas liquids (mbbld)	59	69	70	64	62
Eagle Ford	14	16	17	15	15
Bakken	22	27	27	25	23
Oklahoma	15	19	19	17	17
Northern Delaware	6	5	5	5	5
Other United States	2	2	2	2	2
Natural gas (mmcfd)	371	363	379	363	379
Eagle Ford	93	82	94	86	97
Bakken	80	94	95	87	90
Oklahoma	143	140	146	140	147
Northern Delaware	40	34	30	34	32
Other United States	15	13	14	16	13
Total United States (mboed)	277	295	304	284	286
International - net sales volumes
Crude oil and condensate (mbbld)	11	11	13	10	11
Equatorial Guinea	11	11	13	10	11
Natural gas liquids (mbbld)	6	7	5	7	7
Equatorial Guinea	6	7	5	7	7
Natural gas (mmcfd)	235	241	207	252	259
Equatorial Guinea	235	241	207	252	259
Total International (mboed)	56	58	53	59	61
Total Company - net sales volumes (mboed)	333	353	357	343	347
Net sales volumes of equity method investees
LNG (mtd)	1,653	2,536	2,213	2,565	2,941
Methanol (mtd)	1,328	956	1,148	1,058	1,140
Condensate and LPG (boed)	7,540	7,060	6,123	7,969	8,560

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2022	2022	2021	2022	2021
United States - average price realizations (a)
Crude oil and condensate ($ per bbl) (b)	$84.29	$93.67	$77.03	$95.58	$66.88
Eagle Ford	84.26	94.05	77.68	95.73	68.26
Bakken	84.93	94.01	76.49	96.40	65.86
Oklahoma	82.36	92.48	77.39	95.26	66.82
Northern Delaware	84.21	91.81	77.70	92.25	66.99
Other United States	81.74	91.70	75.26	91.74	65.73
Natural gas liquids ($ per bbl)	$26.02	$34.00	$34.99	$34.55	$28.89
Eagle Ford	26.47	34.25	34.26	34.12	29.34
Bakken	23.17	33.06	34.79	33.80	28.94
Oklahoma	30.14	35.92	36.42	37.09	29.28
Northern Delaware	25.82	31.85	33.79	31.75	26.22
Other United States	24.55	32.63	33.85	33.30	28.14
Natural gas ($ per mcf)	$4.93	$7.84	$5.24	$6.11	$4.57
Eagle Ford	4.99	7.35	5.25	5.94	4.50
Bakken	5.55	7.74	5.58	6.23	3.63
Oklahoma	4.95	8.25	5.08	6.27	5.22
Northern Delaware	3.83	7.39	4.68	5.65	4.70
Other United States	3.96	8.31	5.65	5.89	3.93
International - average price realizations
Crude oil and condensate ($ per bbl)	$59.27	$74.01	$71.29	$68.67	$57.46
Equatorial Guinea	59.27	74.01	71.29	68.67	57.46
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00	$1.00	$1.00
Equatorial Guinea (c)	1.00	1.00	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24	$0.24	$0.24
Equatorial Guinea (c)	0.24	0.24	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$82.64	$91.43	$77.10	$94.33	$68.11
Brent (Europe) crude oil (per bbl) (d)	$88.56	$100.71	$79.59	$100.78	$70.68
Mont Belvieu NGLs (per bbl) (e)	$27.18	$36.08	$35.39	$35.78	$29.17
Henry Hub natural gas (per mmbtu) (f)	$6.26	$8.20	$5.83	$6.64	$3.84
TTF natural gas (per mmbtu)	$37.18	$60.68	$32.31	$40.85	$16.25
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have decreased average price realizations by $0.40 for the fourth quarter 2022, by $0.85 for the third quarter 2022, by $4.86 for the fourth quarter of 2021, by $1.90 for the year ended December 31, 2022 and $4.76 for the year ended December 31, 2021.
(c)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(d)Average of monthly prices obtained from Energy Information Administration website.
(e)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(f)Settlement date average per mmbtu.

The following table sets forth outstanding derivative contracts as of February 13, 2023 and the weighted average prices for those contracts:

	2023
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Natural Gas
Henry Hub Two-Way Collars
Volume (MMBtu/day)	50,000	—	—	—
Weighted average price per MMBtu:
Ceiling	$19.28	$—	$—	$—
Floor	$5.00	$—	$—	$—
Henry Hub Three-Way Collars
Volume (MMBtu/day)	50,000	50,000	50,000	50,000
Weighted average price per MMBtu:
Ceiling	$11.14	$11.14	$11.14	$11.14
Floor	$4.00	$4.00	$4.00	$4.00
Sold put	$2.50	$2.50	$2.50	$2.50